Exhibit 10.2

CONTRACT OF PURCHASE OF ALL THE ACTIONS(SHARES) OF THE COMPANY
9151-3929 QUEBEC INC.

Intervened between:

6327915 CANADA CPSC. Company(society) legally established(constituted) by virtue of Company Acts by actions(shares) (Federal), having his(her,its) head office in 4710, Saint Ambroise, Continuation(Suite) 227, Montreal, QC, H4C 2C7, represented to the present by his president Stéphane Solis;

(Below indicated(appointed) as " the Buyer ")

-and-

C-CHIP CORPORATION TECHNOLOGIES public company(society) legally established(constituted) by virtue of the Laws of the Nevada, the USA ., having his(her,its) head office in 4710, St-Ambroise, Continuation(Suite) 227, Montreal, QC, H4C 2C7, represented to the present by his president Stéphane Solis;

(below indicated(appointed) as "C-CHIP")

-and-

3826961 CANADA INC., company(society) legally established(constituted) by virtue of the Company Act by actions(shares) ( Federal Regime) and the head office of which is situated in 440 NorthCôte, City of Rosemère, district of Terrebonne, province of Quebec, J7A 4G9;

(Below indicated(appointed) as " the intervenient ")

-and-

Jean Talbot, businessman, residing and living in 1625, Place de la Fagnolle, city of Laval, district of Laval, province of Quebec, H7M 5K4;
(Below indicated(appointed) as " the Salesman ")

(the Buyer, C-CHIP, the Intervenient and the Salesman below collectively indicated(appointed) as " the Parts(Parties) ")

OBJECT:
Acquisition of the totality of the emitted(uttered) actions(shares) and in the course of the company 9151-3929 QUEBEC CPSC ., incorporated under the authority of the Law on the Companies, Part 1A and the head office of which is situated in 1625, Place de Fagnolle, Quoted and district of Laval, province of Quebec, H7M 5K4;

(Below indicated(appointed) as " 9151-3929 QUEBEC INC.. " ( Formerly known under the name Management Spatium Inc.))

INTRODUCTION

WHEREAS a letter of intent was signed between C-CHIP, Louis Laframboise and Jean Talbot within the framework of the purchase of all the actions(shares) of the following companies:
-	CHARTRAND LAFRAMBOISE CPSC., 9151-3929 QUEBEC INC., 3428249 CANADA INC. And 3823961

WHEREAS the company 9126-7641 QUEBEC INC. is a subsidiary of. 3428249 CANADA Inc.;

WHEREAS within the framework of the present deal companies (societies) aimed by the present deal will be emptied of their liabilities (passive) and their assets(active persons) for the reasonable period(delay) following the session of signature (close), subject to the preservation of the actions(shares) which they hold(detain) in 9126-7641 QUÉBEC INC. et CHARTRAND LAFRAMBOISE INC., le tout via la société 3428249 CANADA INC.;

WHEREAS the totality of the actions(shares) emitted(uttered) and paid by 9151-3929 QUEBEC CPSC. Belong to the Salesman;

WHEREAS the company 6327915CANADA INC is a subsidiary held(detained) in hundred percent (100%) by C-CHIP;

WHEREAS C-CHIP wishes to carry out the acquisition of 9151-3929QUEBEC Inc. via its subsidiary company;

WHEREAS the Purchaser carried out the diligent checking of 9151-3929 QUEBEC Inc. and of its direct and indirect subsidiary companies and declares itself satisfied.

WHEREAS the present transaction aims at the purchase of the actions of the company 9151-3929 QUEBEC Inc. and by the fact even, of the whole of its direct or indirect subsidiary companies.

The PARTS are appropriate of what follows:

1.0     DEFINITIONS

1.01   The following terms will have the direction defined below, other than very other:

Shares bought
100 actions of category "A" and 490 000 actions of category "B" of 9151-3929 QUEBEC Inc, representing the whole of the actions of all categories or series emitted by 9151-3929 QUEBEC Inc.

Shares of C-Chip
Ordinary actions, said "common stock";

Assets
The whole of the actions belonging to 9151-3929 QUEBEC Inc. and held in, 9151-3929 QUEBEC Inc, 3428249 CANADA INC. and 3828961 CANADA Inc. ;

Appendice
Indicate the whole of the documents forming part of this document and on which the parts got along or emanating of themselves;

The Company or CLI

Indicate the Five following companies catches as a whole: 3428249 CANADA INC, 9126-7641 QUEBEC Inc, CHARTRAND LAFRAMBOISE INC, 9151-3929 QUEBEC Inc. (known in the past under the name Management Spatium Inc.), 3826961 CANADA INC. ;

Contract

Indicate this contract, the letter of accepted intent on December 23, 2004, and modified in dates and the whole of its appendices and any convention or instrument signed by the parts or certain parts within the framework of this transaction;;

Debts

The whole of the debts of 9151-3929 QUEBEC Inc. or assumed by it within the framework of this convention;

Subsidiaries
3428249 CANADA INC., 9126-7641 QUÉBEC INC., CHARTRAND LAFRAMBOISE INC. ;

Force majeure
External event, unforeseeable, irresistible and making absolutely impossible the execution of anobligation;

Third party
Designate any person or entity except for each Part.

2.0	OBJECT

The Purchaser buys of the Salesman the whole of the Actions representing one hundred percent (100%) actions emitted and in progress of the share capitals of 9151-3929 QUEBEC Inc. ;

2.02 This contract aims at determining the rights and the obligations of the parts as for its execution.

3.0	CONSIDERATION

3.01 In consideration of projected acquisition, C-CHIP will pour with the Salesman, for the benefit of the Purchaser, according to the methods envisaged in Article 4 of present sum of TWO MILLION THREE HUNDRED AND FIFTY THOUSAND Canadian Dollars(2,350,000.00CAD);

3.02 The transaction is payable in mixed form, that is to say a Million Five Hundred and Thousand silver Dollars(1,500,000.00CAD) and Eight Hundred and Fifty Thousand Dollars(850,000.00CAD) by the emission of a convertible debenture in C-Chip shares.

4.0	PAYMENT PROCEDURES

4.01	The purchase Price is payable in the following way:
a)

The sum of a Million Four Hundred and Eighty Ten Thousand Dollars(a Million Five Hundred and Thousand Dollars minus a versed accompte of Ten Thousand dollars on December 23, 2004) will be versed to the Salesman, at the time of the signature of present;

b)

A debenture with the amount of Eight Hundred and Fifty Thousand Canadian Dollars (850,000.00CAD), convertible in 850 000 ordinary actions of C-CHIP will be given to the Salesman the day of the signature of present and this, according to the content and the conditions of debenture, in appendix "H".

5.0	CONFIDENTIALITY AGREEMENT

5.01

Each part recognizes expressly that information financial and relatedin the active, debts, customers and obligations of the Salesman and 9151-3929 QUEBEC Inc. on the one hand and of the Purchaser on the other hand, exchanged between them for the needs for the Contract and or thepreparation of the Appendices (indicated hereafter Information), are of confidential nature and must be protected from any disclosureby the parts with present, their leaders, administrators, officers, employees, representatives and the whole of the professionals (lawyers, accountants) in any time unless having the written and preliminarypermission of the other parts.

6.0	INTERPRETATION CLAUSES

6.01	INTRODUCTION

6.01.1 The introduction form parts of the present agreement ;
6.01.2 The introduction is not generative of rights or obligations(bonds) and is not there only to help the reader, it has no enforceable force.

6.02	TITLES

	6.02.1	The title of the articles is inserted only by way of referenceonly and of anything interpretation provisions of this contract doesnot affect;

	6.02.2	The titles are used by way of convenience only;
	6.02.3	They do not affect of anything the significance or the range the provisions which they indicate;
	6.02.4	The titles have only one indicative value.

6.03	CLAUSES OF KIND
	6.03.1	The singular includes/understands plural and vice versa;

	6.03.2	The masculine includes/understands the female one and viceversa.

6.04	APPENDICES

	6.04.1	The appendices when duly initialled by the Parts, in form integral part of this contract.

7.0	EMPLOYMENT CONTRACT

7.01	EMPLOYMENT CONTRACT INTERVENED BETWEEN JEAN TALBOT ET CLI

	7.01.1	Within the framework of this convention, Jean Talbot and CLI signed a contract of employment and addenda(herewith in appendix "J").

8.0	RESOLUTIONS

8.01	On or before the signature of present, the administrators of the Purchaser approved by resolution the present transaction;
8.02	On or before the signature of present, administrators of 9151-3929 QUEBEC Inc. approved by resolution the present transaction;
8.03	On or before the signature of present, shareholders of 9151-3929 QUEBEC Inc. approved by resolution the present transaction;
8.04	The whole of these resolutions are appended (see appendix "has, B, D, E, F and G");

8.05	INTERVENTION :

On or before the signature of present, 3826961 Canada Inc. the present transaction approved, as envisaged with the convention of shareholders of the 1/12/00.

9.0	REPRESENTATION AND GUARANTIES

9.01	The Salesman attests by the present ones:
	a)	which he is an individual;
	b)	which it has the capacity to oblige by the signature of thiscontract;
	c)	that it will not contravene any agreement, law, payment or transaction by signing this contract;
	d)	which he is owner of the whole of the Actions of 9151-3929QUEBEC Inc.
	e)	that no Action sold under the terms of present comprises an option t buy of actions of 9151-3929 QUEBEC Inc.;

	f)	that no option to buy of 9151-3929 QUEBEC Inc. was not put in circulation;
	g)	That all the booksand the corporate reports(connections) of 9151-3929 QUEBEC INC. Are in accordance;
	h)	That all books and accounting reports of 9151-3929 QUEBEC CPSC. Were raised(drawn up) according to the generally accepted principles of accounting(accounts department), applied in a substantial way;
i)

That all the debts of 9151-3929. QUEBEC INC and of his (her, its) debts was that since the diligent accounting(countable) check completed by the Buyer and his representatives on January 24th, 25th and 26th, 2005, no major change arose;

	j)	That since the diligent accounting(countable) check completed by the Buyer and his(her,its) representatives on January 24th, 25th and 26th, 2005, any change was revealed with the Purchaser;
	k)	That 9151-3929 QUEBEC INC. has the peaceful ownership of all its elements of assets(active persons) described in appendix A (list of subsidiaries);
	l)	That all the licences allowing the operation of an agency of security are held(detained) in the name of The Company;
	m)	That nor 9151-3929 QUEBEC INC. Nor the Salesman has ever violated a law or a regulation(payment) which can question the detention of a licence of agency of safety(security) by The Company;
	n)	That there's absence of judicial procedures against 9151-3929 QUEBEC INC. Or his(her,its) elements of asset(active person), or subsidiaries;
	o)	that it y absence of legal procedures against the Salesman;
	p)	that it was not declared unable, inapt or made transfer of its goods;
	r)	he benefits true of the actions of 9151-3929 QUEBEC Inc.

9.02	C-CHIP attests by the present ones:
	a)	That he is a legal entity duly established(constituted) by virtue of the laws of the Nevada and the United States of Americas;
	b)	That it is duly authorized to make business(cases) in Quebec and in Canada;
	c)	That he(it) is duly registered in Quebec by virtue of the Law on the legal advertisement of the individual companies, the companies(societies) and the moral persons (L.R.Q ., c. P-45);
	d)	That he(it) has the capacity to oblige itself by the signature of the present contract and to transfer, give up or attribute(award) Actions(Shares) or options of C-Chip to the Salesman;
	e)	That he(it) has the capacity to transfer, give up or attribute(award) Débenture convertible into Ordinary shares of C-Chip to the Salesman;
	f)	That he(it) will violate no agreement, law, regulation(payment) or deal by signing the present contract;
	g)	That the signatory of the present Contract is one of his representatives duly authorized by a resolution of his board of directors, enclosed in appendix "a";
	h)	That he is the only shareholder of the Buyer;
i)

That he(it) obtained or will obtain for the periods(delays) required all the necessary authorizations, the exemptions or the other permissions of the Quebecois, Canadian or American authorities, allowing him(her) to proceed to the issue of stock, the debenture aimed by the present, in his(its) conversion in actions(shares) of C-Chip, in the allocation of call options of actions(shares) and resale of the actions while rising;

	j)	That he(it) goes jointly and severally debtor of all the obligations(bonds) of the Buyer foreseen to the present contract.

9.02 The Purchaser attests by the present ones:
	a)	That he is a legal entity duly established(constituted) by virtue of The Company Act by Actions(Shares) (Federal);
	b)	That it is duly authorized to make business(cases) in Quebec and in Canada;
	c)	That he(it) is duly registered in Quebec by virtue of the Law on the legal advertisement of the individual companies, the companies(societies) and the moral persons (L.R.Q ., c. P-45);
	d)	That he(it) has the capacity to oblige itself by the signature of the present contract;
	e)	That he(it) will violate no agreement, law, regulation(payment) or deal by signing the present contract;
	f)	That the signatory of the present Contract is one of his representatives duly authorized by a resolution of his board of directors, enclosed in appendix "b";
	g)	That it is a wholly-owned subsidiary by C-Chip;
h)

That he(it) will begin all which is possible for him(her) to raise(find) the Salesman of his caution money towards Landlord of the building occupied by the company in the city of Quebec to the following address:

580, Grande Allée Est
Bureau 360
Québec (Québec) G1R 2K2

9.04

The fact for a part of not exerting its rights or of forcing the execution of the obligations of another part, will not be regarded as a renunciation to exert its rights or to force the execution of these obligations.

9.05	Any renunciation of its rights by a part will have to be noted in writing for him to be opposable, and will aim only the rights or circumstances specified with the of the aforesaid centre writes.

9.06	The construction and the respect of this contract and its appendices constitute for the Parts an obligation of means, and not an obligation of results.

9.07

The Parts recognize that the contract of life insurance registers in the name of the Salesman will be transferred to him according to his instructions and this, within a reasonable time according to the present transaction.

9.08

The Parts recognize that the Pension plan individualized (RRI)of the Salesman will be transferred to him according to his instructions and this, within a reasonable time according to the present transaction.

9.09

The Parts recognize that the data-processing equipment at present with the residence of the Salesman and including, in an unrestrictive way, a computer, a printer and various software, will remain the clean property of the Salesman, following the transaction to intervene, the whole in conformity with a transaction to intervene between the Salesman and CLI.

10.0	GENERAL INDEMNISATION CLAUSES

10.1

The Salesman makes a commitment to indemnify the Buyer and The Company (in capital, interests, freshly judicial and freshly extrajudicial) for any damage that these last ones can undergo, and of any responsibilities, losses or complaints against the Buyer and the Companies, resulting from the non-fulfillment of the obligations(bonds), either from the hypocrisy or from the inaccuracy of representations or guarantees of the Salesman and this, for the gestures posed or incidents which have occurred before the Closing date.

10.02

More particularly, but without restricting the general information by what precedes, the Salesman commits himself compensating the Purchaser and theCompany (in capital, interests, legal expenses and extra-judicial expenses), of any damage that one or the other of those can undergo, and of all responsibilities, losses or complaints against the Purchaser and the Company rising fromthe former operations of the Company or rising from any legislation orapplicable regulation, in particular those concerning:

- The work;
- Salaries;
- The deductions to the source;
- The compensation of the employees in the event of an accident;
- The environment;
- The responsibility as supplier of services;
- The intellectual property.

10.03 This general engagement must survive throughout one (1) year as from February 1, 2005. The maximum responsibility for the Salesman cannot exceed the commercial value of the purchase price at the time of the Closing session.

10.04	SPECIFIC GUARANTEE OF THE SALESMAN

(pre-tax profits, interest, depreciation and damping futures of the Company)

10.04.1 The Salesman guarantees to the Purchaser that at the end ofthe next financial year beginning on February 1, 2005 and finishing onJanuary 31, 2006, pre-tax profits, interest, depreciation and damping (EBITDA) of the acquired Companies, excluding the expenses directly related to a rationalization from theactivities of the Companies, beings lower than a certain minimal threshold do not have, which being according to the present transaction:

Transaction : CLI = 750,000.00$

a)

If pre-tax profits, interest and damping realities, excluding the expenses directly related to a rationalization from theactivities of the Companies are lower than the pre-tax profits, guaranteed interest and damping, the amount of the purchase Price must be tiny room of the sum of adollar (1,00$) for each missing dollar, and this until a maximum of Two Hundred and Fifty Thousand Dollars(250,000.00$). Any difference between the pre-tax profits, interest and damping guaranteed and pre-tax profits, interest and damping realities:

	b)	can be deduced by the Purchaser from any balance due on thepurchase Price; or

	c)	failing this, must be poured by the Salesman with the Purchaser, on request of this last.

If pre-tax profits, interest and damping realities, excluding the expenses directly related to a rationalization from theactivities of the Companies, are equal or higher than the pre-tax profits, guaranteed interest and damping, the purchase Price remains unchanged and no additional considerationmust be poured by the Purchaser with the Salesman, subject to what is envisaged with the contract of employment.

If the Closing session occurs after January 31, 2005, pre-tax profits, interest, depreciation and damping (EBITDA) will be given to the Salesman in proportion of the number of days when the aforementioned salesman will remain owner of the companies aimed by the present ones.

10.05	SPECIFIC GUARANTEE OF THE SALESMAN
(admissible Accounts of the Company)

10.05.1

The Salesman guarantees to the Purchaser that all the accounts andcredits to receive CLI, others that those which are the subject of a provision for bad creditsor doubtful, which belong into clean to the Salesman, in the financial statements aiming at the period finishing on January31, 2005, and which was drawn up within the framework of the transaction, can be normally perceived by CLI, within Ninety (90) maximum day, according to the Closing session.

10.05.2

If after the expiry of the period envisaged with subparagraph 10.05.1the amount of the accounts and credits perceived is lower than the amount of the accounts and credits to be received, the amount of the purchase Price will be tiny room of the sum of a dollar (1,00 $) for each missing dollar, the whole prone to adjustments in the possibility where these known as accounts would be perceived later on at a rate of fifty (50%) percent ascribable to the Purchaser and fifty (50%) percent ascribable to the Salesman. Any difference between the amount of the accounts and credits to be received and the amount of the accounts and credits perceived:

a) can be deduced by the Purchaser from any balance due on the purchase Price;
or
b) failing this, must be poured by the Salesman with the Purchaser, on request of this last.

Excluding the impact from the expenses directly related to a rationalization of the Activities of the bought Companies of the Salesman by the Purchaser, it is expected that the Company owes at the time of the Closing session of having a positive working capital of fifty thousand dollars(50 000.00CAD) If such were not the case and that the Purchaser must inject funds, any difference:

a) can be deduced by the Purchaser from any balance due on the purchase Price;
or
b) failing this, must be poured by the Salesman with the Purchaser, on request of this last.

10.06	GUARANTEE Of the PURCHASER
10.06.1

The Debenture emitted in payment partial within the framework o fthis contract, will be a debenture guaranteed according to methods' expressed with present and the letter of intent occurred between the Salesman and C-Chip, but more particularly by the actions of 9151-3929 Quebec Inc. acquired by the Purchaser. This guarantee will take second rank for the first two years following the closing session, at the day of the third birthday of the closing session, the aforementioned guarantee will take first rank;

	10.06.2	The parts begin to give effect to the aforementioned guarantee to record a movable mortgage of second rank to the Register of the personal and real rights movable;

10.06.3

Every amount of working capital, exceeding 50 000$ at the date of signature of present, will have to be versed to the salesman over one period of one (1) year and this, to amount of a sum of 70 000$. This engagement will be valid even if the bankers of CLI require a working capital higher than 50 000$;

However, this maximum sum of 70 000$ will have to be paid with same the availabilities of CLI and this, without assistance of the company mother;

10.07	SURVIVAL OF THE GUARANTEES

10.07.1 The guarantees of the Salesman will survive the closing date with regard to what concerned the following items:
A) Obligations(bonds) of the company non-revealed;
B) False, erroneous or incomplete representations on behalf of the Salesman;
C) Guarantees non-respected on behalf of the Salesman.

10.07.2 The guarantees of the Buyer will survive the closing date with regard to what concerned the following items:
	a)	The discount(delivery), the preservation and the conversion of Débenture valid and corresponding to the Appendix ("D");
	b)	The allocation confirms of options of acquisition of actions(shares) to the Salesman by virtue of its contract of employment(use) or other and the exercise of these;
	c)	obtaining all the authorizations necessary to the convertibility of the Debenture and of the aforesaid options in freely negotiable C-Chip actions.

10.08	LIQUIDATED DAMAGES

In the event of cancellation of this transaction not rising from adefect of the Salesman, this one will be able to preserve the sums received until the date ofthe known as cancellation by way of liquidated damages.

11.0	COLLABORATION

11.01 The Salesman will provide his whole collaboration to thePurchaser and to the Company, for one reasonable length of time, in order to ensure a harmonious transition and an effective transfertheir knowledge and of their know-how ("know-how"), for the Salesman a twelve (12) months minimum, excluding a six (6) months notice.

12.0	DEFAULTS

12.01

A Part is at fault if one or other of its obligations envisaged withthe present Contract or one of its appendices is not carried out whenrequired under the terms of the present Contract or one of itsappendices and that this Part did not cure this defect within thirty(30) working day according to the reception of the opinion envisagedin article 15.

12.02

Constitute a defect within the meaning of the present Contract, in an unrestrictive way, the fact for one of the Parts, one as of the its successors in title, leaders or employees ofne pas respecter un délai prévu au présent contrat ou l'une de ses annexes ;

*

pass on a Piece of information or allow that a Piece of information is passed on in a third(third party), except when required by any law and regulation(payment) or by any requirement of a body or a committee(commission) or to his(her) legal advisers, fiscal and accounting(countable);

	*	do not sign the agreement of confidentiality enumerated in the present;

	*	to refuse to sign a document necessary to the continuation of the achievement of the aim in view by the present transaction.

12.03

Although the times envisaged with the present Contract or its appendices are important, it is not a question of times of rigour and it can be cured any defect within the time, envisaged and according to the methods envisaged with the present Contract.

13.0	FORCE MAJEURE

13.01

None the Parts can be considered at fault under the terms of presentor of its appendices if the execution of its obligations, in all or partly, is delayed or prevented in consequence of a situation of cause beyond control.

13.02

None the Parts could be held for person in charge for the non-observance of his obligations if this one results from a case of absolute necessity, as defined by the duty applicable to Quebec or jurisprudence having application to Quebec.

13.03

The Part prevailing itself of the aforesaid case of absolute necessitywill have to inform the other Parts immediately of them and willtake, in agreement with those, all measurements necessary to limit the consequences of them. On the assumption that the case of absolute necessity exceeds three(3) months consecutive, the other Parts will be able to terminate the Contract by letterregistered with acknowledgement of delivery, taking fixe day bill of the first presentation.

14.0 NOTIFICATION

14.01	Any notice envisaged with the present Contract will have to be notified in writing, according to thereunder described (indicated hereafter like the "Avis").
14.02
14.03

Any notice intended for a part is famous to be validly delivered if it is made in writing and conveyed by mail recommended or certified, by usher or service of transport, to such part at the address mentioned in present or very other addresses that the part concerned can make known by an opinion similar to the other part. A copy of any opinion sent by electronic mail must also be conveyed according to one of the modes of delivery thereover mentioned.

For the Salesman any mail will have to be addressed to
Responsible: JEAN TALBOT
Adddresse : 1625, Place de la Fagnolle
Laval, Québec, H7M 5K4

Telephone :(450) 663-9686
Fax : (450) 668-4653

For the Purchaser any mail will have to be addressed to:
Responsible : Stéphane Solis
Addresse : 4710 Saint-Ambroise,
Suite 224A, Montréal, Québec, H4C 2C7
Telephone : (514) 337-2447
Fax : (514) 337-0985

15.0	AMENDEMENT AND MODIFICATIONS

15.01

Each of the capacities of present forming a quite different, in case one of these clauses would be declared nobody or groundless by decision of justice, this clause would be considered non-written and would not know how to pull(entail) the nullity of the Contract in general and would affect not at all the validity of the other capacities or their character to execution.

15.02	The Contract and its appendices constitute the agreement occurred between the parts, and no discussion, agreement written or verbal occurred between the parts before does not bind the Parts.

15.03

Possible illegality or nullity of an article, of a paragraph, of a clause or a provision (or part of an article, of a paragraph, of a clause or a provision) some manner legality of the other articlescould not affect, paragraphs, clauses or provisions of this contract, nor either the remainder of this article, this paragraph, of this clause or this provision, with less of obvious contrary intention in the text.

15.04

Inertia, the negligence or the delay by a part to exert a right or a recourse under the terms of the present contract could not in no case to be interpreted like a renunciation of this right or resort.

15.05	All the rights mentioned in this contract are cumulative andnonalternate. The renunciation of the exercise of a right should not be interpretedlike a renunciation of all other right.

15.06	This contract can be modified only in another writing, duly signed by all the Parts.

16.0	LITIGATION

16.01	In any event the parts will subject their litigations to the courts ofcompetent jurisdiction.

17.0	APPLICABLE DUTY AND JURISDICTION

17.01	This Contract is subjected to the laws of Quebec and the laws having application to Quebec.
17.2	The parts elected residence in the legal district of Montreal.

18.0	CLAUSE OF SURVIVAL

18.01	The Contract constitutes the complete agreement between the parts and there is not any other convention, written or verbal declaration binding the parts on the subjects mentioned to present.

18.02

No declaration, representation, promise or condition not contained in this contract cannot and does not have to be allowed to contradict, to modify or affect some way that they are the terms of this one.

18.03	Even if it is put-end in some manner that it is with the present agreement, the clauses and the agreement of confidentiality and not-request will continue to have application.

18.04	In any event, the letter of intent and its amendments will apply to title back-uptroop to present.

19.0	FINALS CLAUSES

19.01	If a part must fulfill an obligation under the terms of the present Letter within a time limit, the only flow of time will cause to constitute this part in residence.

19.02	In the computation of any period(delay) fixed by the present contract:
A) The day which marks the point of departure is not counted, but that of the term is it;
B) The not legal days (on Saturday, Sunday and holidays) are counted;
C) When the last day is not legal, the period(delay) is extended in the next first legal day.

19.02	All the money sums envisaged in this contract refer to Canadian currencies with less which are differently identified like American currencies;

19.03	When initialled and signed by all the Parts, each specimen of this contract is famous being an original, but these specimens reflect together only one and even agreement;

19.04	This contract binds the Parts, like their entitled to succeed, respective heirs and successors in title;

19.05	The Parts had the occasion and time necessary to consult an independent legal adviser;

19.06	The Parts recognize that present convention their was explained and freely negotiated;

19.07	Les Parties reconnaissent que toutes les annexes font partie du présent contrat.

19.08	The Parts begin to make any thing and to sign any document inorder to take action on the present contract;

19.09	The Parts recognize that they read this contract and its appendices and that they reflect their true intention.

IN WITNESS WHEREOF, THE PARTS WITH THE PRESENT CONTRACT INITIALED AND SIGNED, EC CONTRACT IN THREE (3) ORIGINALS, AT THE PLACES AND THE DATES MENTIONED HEREAFTER:

In Montreal, this 14 day of February 2005

____________________________
Pour the Purchaser

In Montreal, this 14 day of February 2005

_____________________________
JEAN TALBOT

In Montreal, this 14 day of February 2005

____________________________
For C-CHIP

À Montréal, ce 14 jour de Février 2005

____________________________
3826961 CANADA INC.